Exhibit 5.1

November 4, 2026

Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

Ladies and Gentlemen:

We have acted as counsel to Summit Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333- 296642) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 9, 2026, and which automatically became effective upon filing, and the Prospectus Supplement, dated November 4, 2026 (the “Prospectus Supplement”). The Prospectus Supplement relates to the offer and resale from time to time by the selling stockholder identified in the Prospectus Supplement (the “Selling Stockholder”) of up to 108,955,369 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the conversion of 108,955.3686 shares of Class A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), held by the Selling Stockholder.

We have examined such documents and such matters of fact and law as we deem necessary to render the opinion contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. For purposes of this opinion, we have assumed that at the time of the issuance of the Shares, a sufficient number of shares of Common Stock will remain authorized and available for issuance pursuant to the Company’s Amended and Restated Certificate of Incorporation, as it then may be amended.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Selling Stockholder, and have been issued by the Company in the circumstances contemplated by the Preferred Shares, the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP